Appendix A
To the
Custody Agreement

Between
The Integrity Funds (the “Trust”)
And
Wells Fargo Bank, N.A. (the “Custodian”)

DATE: ___________________________

Williston Basin/Mid-North America Stock Fund	14844300

Integrity Dividend Harvest Fund	25251900

Integrity Growth & Income Fund	16906600

Integrity High Income Fund	15971900

Integrity Energized Dividend Fund (effective May 2nd, 2016)	25990700

The Integrity Funds:	DATE:

By: ___________________________

Its:

Wells Fargo Bank, N.A.:	DATE:

By: ___________________________

Its: